                                                                   Exhibit 10(w)

                            RETENTION BONUS AGREEMENT


         THIS AGREEMENT is entered into this 16th day of October, 1995, by and between HUMANA INC., a Delaware corporation, and Gregory H. Wolf ("Employee").

         If Employee remains in the employ of Humana Inc. or EMPHESYS Financial Group, Inc., or any subsidiary or affiliate thereof (collectively "Humana") through calendar year 1996 (the "First Bonus Period"), and performs all of the duties and obligations of Employee as reasonably requested, Employee shall receive from Humana a retention bonus equal to the sum of Two Hundred Thousand Dollars ($200,000), less applicable withholdings (the "Bonus"). In addition, if Employee remains in the employ of Humana from the end of the First Bonus Period through calendar year 1997 (the "Second Bonus Period") and performs all of the duties and obligations of Employee as reasonably requested, Employee shall receive from Humana an additional retention bonus equal to the sum of Two Hundred Thousand Dollars ($200,000), less applicable withholdings (the "Additional Bonus").

         If Employee's employment with Humana is terminated for Cause or if Employee voluntarily terminates his employment prior to the end of the relevant First or Second Bonus Period, Employee's rights under this Agreement for that (and any subsequent) Bonus Period shall be automatically and completely forfeited. If Employee's employment with Humana is terminated by Humana other than for Cause prior to the end of the relevant First or Second Bonus Period, Employee shall be entitled to a prorata portion of (his) Bonus or Additional Bonus for that portion of the First or Second Bonus Period, as applicable, worked prior to termination. Said Bonus and/or Additional Bonus, or prorata portion thereof, will be paid within sixty (60) days after the end of the applicable Bonus Period or after termination by Humana other than for Cause, whichever is applicable.

         This Agreement is not intended to be nor should it be construed as an employment contract. Either party may terminate the employment relationship at any time, with or without cause.

         "Cause" as used in this Agreement shall mean:

         (1) that Employee has engaged in acts or omissions against Humana constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance;

         (2) that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty;

         (3) that Employee has failed or refused to perform the duties reasonably within the scope of his employment or willfully failed to execute any reasonable instruction relating to his duties with Humana; or

         (4) that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of Humana.

         This Agreement shall not be effective nor legally binding on Humana until reviewed and approved by Humana's Vice President- Humana Resources.


EMPLOYEE                                   REVIEWED AND APPROVED:


/s/ GREGORY H. WOLF                        BY: /s/ ROBERT A. HORRAR
---------------------------------              ---------------------------------
    Gregory H. Wolf                                Robert A. Horrar
                                                   Humana Inc.'s Vice President-
                                                   Human Resources